For Immediate Release

Orgenesis Appoints Itamar Raz as Newest Member of Board of Advisors

GERMANTOWN, MD—Mar. 16, 2015—Orgenesis Inc. (OTCQB: ORGS) a development-stage company with a novel therapeutic technology dedicated to converting a patient's own liver cells into functioning insulin-producing cells as a treatment for diabetes, today announced that Professor Itamar Raz has been appointed to the Orgenesis board of advisors.

Prof. Raz has been involved in a number of organizations focused on diabetes, as well as in other medical associations. In 2004, he became the head of the Israel National Diabetes Council. At this time he also became President of the nonprofit organization, D-Cure (Diabetes Care to Cure in Israel). Prof. Raz is well known as both an academic and clinician, having served as Chief Physician at Hebrew University and Director of the Hadassah Center for the Prevention of Diabetes and its Complications at Hadassah University Hospital.

“Itamar Raz is a choice addition to our board of advisors at Orgenesis,” said Vered Caplan, Chairperson and CEO of Orgenesis. “He has spent time in academic medicine, which has given way to a thorough knowledge in the medical field and in hospitals. His experience on both national and international associations, particularly those centering on diabetes, will make his transition to the board seamless. He will be an incredible asset in our quest to solve diabetes with regenerative medicine.”

“Professor Itamar Raz is a preeminent authority in the diabetes world,” said Dr. Alexander Fleming, Orgenesis advisory board member and former head of diabetes drug review at the FDA. “He brings great experience in clinical trials and therapeutic development across the spectrum of drugs, biologics, and devices in type 1 and type 2 diabetes. He is a highly respected scientist and clinician across the globe for his many contributions and insights. I am thrilled that Prof. Raz has decided to join us.”

Prof. Raz served from 1966 to 1969 as a Captain in the Military; he was also involved in Infantry and the Medical Corps. He studied Pharmacology at Hebrew University, and received his B.S. at the Hadassah School of Pharmacy in Jerusalem. He then obtained his M.D. in medicine and internal medicine in his following studies, which took place at the Hadassah University Hospital.

Currently, Itamar Raz is a Professor of Medicine and Head of the Diabetes Unit at the Hadassah Ein Kerem Hospital in Jerusalem.

About Orgenesis, Inc.
Orgenesis is a development stage company that is committed to curing Type 1 Diabetes. In pursuit of this goal, the Company is developing a novel technology that combines cellular therapy and regenerative medicine. Through a proprietary biologic process called “cellular trans-differentiation,” Orgenesis has proven that, when exposed ex vivo to certain pancreatic transcription factors and in specific sequence, human adult liver cells can be transformed into fully functional, beta cell-like insulin producing cells (IPCs). After ex vivo expansion, the IPCs are re-infused via the portal vein. In pre-clinical models of Type 1 Diabetes (Non-Obese Diabetic mice), the re-introduced IPCs remain in the liver, effectively respond to glucose challenge and successfully maintain glycemic homeostasis. In the same NOD model, the implanted IPCs were not subject to auto-immune attack or cellular ablation. Orgenesis plans to initiate P1/2 trials in the next 12-16 months. For more information visit: www.orgenesis.com.

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements" which are not purely historical. Such forward-looking statements include, among other things, the expectations of management that our regeneration technology can be developed as therapeutic treatment for diabetes which could, if successful, mean the end of diabetes as we know it; that we will initiate Phase I and Phase II clinical trials in the United States in the near-term; that we can quickly transition our technology from research into P1 clinical trials. No assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if they do occur, what benefits Orgenesis will obtain from them. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including, among others, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing; the ability to pass clinical trials so as to move on to the next phase; our ability to retain key employees; our ability to finance development and operations; our ability to satisfy the rigorous regulatory requirements for new medical procedures; and competitors may develop better or cheaper alternatives to our products. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should refer to the risk factors disclosure outlined in our periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact:
Scott P. Carmer
Orgenesis
301-204-1983
scott.c@orgenesis.com

Media Contact:
Tim Rush
Springboard5
(801) 208-1100
tim.rush@springboard5.com